Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036


                                 April 24, 1998


Dreyfus High Yield Strategies Fund
200 Park Avenue
New York, New York 10166

Dear Sirs:

     This opinion is furnished in connection with the registration by Dreyfus High Yield Strategies Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), of 61,352,500 shares of common stock, par value $.001 per share (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-48117), as amended (the "Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust, as amended, of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                              Very truly yours,


                                              /s/ Kirkpatrick & Lockhart LLP